Exhibit 10.4

April 5, 2012

Richard H. Nance
51 Hollyleaf
Aliso Viejo, CA 92656

Dear Richard:

VirnetX Inc., a Delaware corporation (the “Company”), is pleased to offer you employment with the Company on a part-time basis as its Chief Financial Officer on the terms described below.

Position.  Your position with the Company would be on a part-time basis beginning on April 5, 2012 and you will report to the Company’s Chief Executive Officer.  By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company.

Compensation and Employee Benefits.  You will be paid a starting salary of $60,000 per year, payable on the Company’s regular payroll dates.  As a part-time employee of the Company, you may be eligible to participate in the Company-sponsored benefits plans, but only if and to the extent permitted by the terms of such plans, which will be described to you at a later date.

Stock Options.  Subject to the approval of the VirnetX Holding Corporation’s Board of Directors (the “Board”), the Company will recommend to the Board that you be granted an option to purchase 50,000 shares of VirnetX Holding Corporation’s common stock pursuant to the VirnetX Holding Corporation 2007 Stock Plan (the “Plan”).  The exercise price will be equal to the then current fair market value of VirnetX Holding Corporation’s common stock on your first date of employment, assuming that your employment commences April 5, 2012.  The term of the option shall be 10 years, subject to earlier expiration in the event of the termination of your services to the Company.  The option will be a nonstatutory stock option and shall be subject to the other terms and conditions set forth in the Plan and in VirnetX Holding Corporation’s standard form of stock option agreement.  The option shall vest as follows:

●	12,500 shares, which is 25% of the option shares, will vest on the one year anniversary of the date of commencement of your employment;

●	The remaining shares will vest on a monthly basis following the one year anniversary of the date of commencement of your employment (i.e., approximately 1,042 shares per month thereafter).

●	These options will vest in full upon a Change of Control (as defined in the Plan), the details of which will be set forth in the Plan and your applicable option agreement.

Confidential Information and Invention Assignment Agreement.  Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s enclosed standard Confidential Information and Invention Assignment Agreement.

Employment Relationship.  Employment with the Company is for no specific period of time.  Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause.  Any contrary representations which may have been made to you are superseded by this offer.  This is the full and complete agreement between you and the Company on this term.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.

Outside Activities.  While you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

Withholding Taxes.  All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.

Entire Agreement.  This letter supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter.

If you wish to accept this offer, please sign and date both the enclosed duplicate original of this letter and the enclosed Confidential Information and Invention Assignment Agreement and return them to me.  As required, by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States.  We look forward to having you join us beginning on April 5, 2012.

Very truly yours,

By:	/s/ Kendall Larsen
Name:	Kendall Larsen
Title:	CEO

ACCEPTED AND AGREED:
Richard H. Nance

/s/ Richard H. Nance
Signature

4/5/2012
Date

Anticipated Start Date:  April 5, 2012

Attachment A:  Confidential Information and Invention Assignment Agreement